Exhibit 99.1

Pitney Bowes Announces First Quarter 2015 Financial Results

STAMFORD, Conn.--(BUSINESS WIRE)--April 30, 2015--Pitney Bowes Inc. (NYSE:PBI), a global technology company that provides products and solutions that power commerce, today reported financial results for the first quarter 2015.

Quarterly Financial Results:

  Revenue of $891 million, a decline of 1 percent on a constant currency basis and a decline of 5 percent as reported. Revenue was flat to the prior year when adjusted for the impacts of currency and the divestment of certain European revenue streams.
  GAAP EPS of $0.40, which includes a $0.01 per share negative impact from currency
  SG&A of $315 million, a decline of $37 million, or 10 percent
  Adjusted EBIT of $178 million, an increase of $9 million, or 5 percent
  Free cash flow of $85 million; GAAP cash from operations of $104 million
  Reduced debt by $175 million
  Reaffirming 2015 annual guidance

“2015 is an important year for Pitney Bowes as we continue to transform our company,” said Marc B. Lautenbach, President and CEO, Pitney Bowes. “Despite currency headwinds affecting our first quarter results, we continued to unlock value in our company. In the first quarter, we reduced costs across the company and grew operating income, even as we increased our investments in marketing, infrastructure and the growth areas of our business.

“Our Enterprise Business Solutions group delivered constant currency revenue and profit growth, and our performance in North America Mailing was consistent with the previous quarters. Software licensing revenue increased by high, single digits and despite the strengthening dollar, our ecommerce business continued to deliver solid results. Looking beyond our first quarter, I remain confident in our ability to continue to meet our strategic objectives and, as a result, we are reaffirming our 2015 guidance.”

FIRST QUARTER 2015 RESULTS

Revenue totaled $891 million, a decline of 1 percent on a constant currency basis and 5 percent on a reported basis versus the prior year. For comparative purposes, revenue would have been flat compared to the prior year when the current and prior periods are adjusted for the impacts of currency and the reduction in revenue resulting from the exit of direct operations in some European countries that we completed in the third quarter of 2014.

Digital Commerce Solutions revenue grew 9 percent on a constant currency basis and 6 percent on a reported basis. Revenue on a constant currency basis benefited from growth in ecommerce, marketing services and shipping solutions, while software solutions were flat.

Enterprise Business Solutions revenue grew 2 percent on a constant currency basis and was flat on a reported basis. Revenue on a constant currency basis benefited from continued growth in Presort Services, while revenue in Production Mail was flat. For comparative purposes, revenue would have grown 3 percent when adjusted for the impacts of currency and the divested revenues in Europe from the prior year.

Small and Medium Business (SMB) Solutions revenue declined 6 percent on a constant currency basis and 11 percent on a reported basis. For comparative purposes, revenue would have declined 5 percent when adjusted for the impacts of currency and the divested revenues in Europe from the prior year.

Adjusted earnings before interest and taxes (EBIT) was $178 million, which was an increase of $9 million, or 5%, versus the prior year. Adjusted EBIT margin expanded 190 basis points to 20.0%.

Generally Accepted Accounting Principles (GAAP) earnings per diluted share were $0.40, which includes the adverse impact from currency of $0.01 per share. Earnings per share during the quarter were also impacted by a higher tax rate in part due to higher than usual charges related to the expiration of certain stock options and a greater percentage of revenue from U.S. operations.

The Company’s earnings per share results for the quarter are summarized in the table below:

	First Quarter
	2015	2014
Adjusted EPS from continuing operations	$0.40	$0.42
Restructuring charges and asset impairments	-	($0.03)
Extinguishment of debt	-	($0.19)
GAAP EPS from continuing operations	$0.40	$0.21
Discontinued operations	-	$0.01
GAAP EPS	$0.40	$0.22

* The sum of the earnings per share may not equal the totals above due to rounding

FREE CASH FLOW RESULTS

Free cash flow during the quarter was $85 million and $104 million on a GAAP basis. In comparison to the prior year, first quarter free cash flow was lower primarily due to the timing of accounts payable and higher capital expenditures related to the Company’s ERP implementation.

During the quarter, the Company used cash to pay $38 million in dividends to its common shareholders. The Company also retired $275 million in debt through use of $175 million in cash on the balance sheet and the issuance of $100 million in commercial paper.

BUSINESS SEGMENT REPORTING

The Company’s business segment reporting reflects the clients served in each market and the way it manages these segments for growth and profitability. The reporting segment groups are the SMB Solutions group; the Enterprise Business Solutions group; and the Digital Commerce Solutions segment.

The SMB Solutions group offers mailing equipment, financing, services and supplies for small and medium businesses to efficiently create mail and evidence postage. This group includes the North America Mailing and International Mailing segments. North America Mailing includes the operations of U.S. and Canada Mailing. International Mailing includes all other SMB operations around the world.

The Enterprise Business Solutions group provides mailing and printing equipment and services for large enterprise clients to process mail, including sortation services to qualify large mail volumes for postal worksharing discounts. This group includes the global Production Mail and Presort Services segments.

The Digital Commerce Solutions segment leverages digital and mobile channels that make the Company’s clients’ customer-facing functions more effective. This segment includes software, ecommerce, shipping and marketing services.

Consolidated
($ millions)	First Quarter
					Y/Y Ex Currency
			Y/Y	Y/Y	and Divested
	2015	2014	Reported	Ex Currency	Revenues*
Revenue	$891	$937	(5%)	(1%)	0%
Adjusted EBIT	$178	$170	5%

SMB Solutions Group
($ millions)	First Quarter
					Y/Y Ex Currency
			Y/Y	Y/Y	and Divested
Revenue	2015	2014	Reported	Ex Currency	Revenues*
North America Mailing	$362	$381	(5%)	(4%)	(4%)
International Mailing	116	153	(24%)	(12%)	(7%)
SMB Solutions Total	$478	$534	(11%)	(6%)	(5%)

EBIT
North America Mailing	$164	$160	2%
International Mailing	12	25	(53%)
SMB Solutions Total	$175	$185	(5%)

* Excluding the impacts of currency and the divested revenues in Europe related to the exit of a non-core product line in Norway and transition to a dealer sales network in six smaller European markets completed in the third quarter of 2014.

North America Mailing

Revenue for the quarter was consistent with the prior three quarters results. Recurring revenue stream trends were in-line with prior quarters driven primarily by financing revenue, which declined less than one percent, and the continued stabilization of rentals revenue. Equipment sales declined at a mid-single digit rate in the U.S. compared to a relatively strong first quarter in 2014. The Company continues to focus on driving productivity improvements in the segment’s sales channels. EBIT margin improved versus the prior year due to continued benefits from the go-to-market implementation and on-going cost reduction initiatives.

International Mailing

During the quarter, revenue declined 24 percent on a reported basis. Currency adversely affected the decline in revenue by 12 percentage points. For comparative purposes, revenue would have declined 7 percent when adjusted for the impacts of currency and the reduction in revenue resulting from the exit of direct operations in some European countries completed in the third quarter of 2014.

The Company continued to implement its go-to-market strategy throughout Europe during the quarter. This transition was first completed in the UK in January, which had positive revenue growth in the quarter, and is now complete in Germany. However in France, the Company’s second largest market in Europe, the Company is still in the consultation stages of the proposed transition, which impacted sales productivity during the quarter. EBIT margin declined versus the prior year primarily due to lower revenue and the impact of currency on some supply chain costs.

Enterprise Business Solutions Group
($ millions)	First Quarter
					Y/Y Ex Currency
			Y/Y	Y/Y	and Divested
Revenue	2015	2014	Reported	Ex Currency	Revenues*
Production Mail	$100	$105	(5%)	0%	1%
Presort Services	122	116	4%	4%	4%
Enterprise Business Total	$221	$222	0%	2%	3%

EBIT
Production Mail	$9	$8	17%
Presort Services	27	24	15%
Enterprise Business Total	$37	$32	16%

* Excluding the impacts of currency and the divested revenues in Europe related to the exit of a non-core product line in Norway and transition to a dealer sales network in six smaller European markets completed in the third quarter of 2014.

Production Mail

Equipment sales grew as a result of a larger number of inserting equipment installations during the quarter. Supplies revenue continued to benefit from the growth in production print installations in 2014. Support services revenue declined as a result of some in-house mailers shifting their mail processing to third party outsourcers who provide some self-service on equipment. For comparative purposes, revenue would have grown 1 percent when adjusted for the impacts of currency and the divested revenues in Europe from the prior year related to this segment. EBIT margin improved versus the prior year due to a favorable mix of higher margin equipment sales and on-going cost reduction initiatives.

Presort Services

Revenue benefited from the addition of new customers and an increase in the volume of mail processed. EBIT margin improved versus the prior year due to the revenue growth and on-going operational productivity.

Digital Commerce Solutions
($ millions)	First Quarter
			Y/Y	Y/Y
	2015	2014	Reported	Ex Currency
Revenue	$192	$181	6%	9%
EBIT	$16	$10	67%

On a constant currency basis, the segment continued to deliver revenue growth in ecommerce, marketing services and shipping solutions. Software revenue was flat on a constant currency basis.

Ecommerce’s revenue growth was driven in part by a continued increase in the number of packages shipped but did reflect the unfavorable impacts of a stronger U.S. dollar on the number of purchases outbound from the U.S. Ecommerce also achieved continued expansion in its UK outbound cross-border services.

Marketing services and shipping solutions revenue continued to grow as a result of new client additions for their respective product offerings.

Software license revenue increased at a high single-digit rate on a constant currency basis, but was offset by lower professional services and maintenance revenue when compared to prior year.

EBIT margin improved even as the Company continued to invest in development activities and infrastructure in ecommerce and software solutions.

2015 GUIDANCE

This guidance discusses future results, which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release and as more fully outlined in the Company's 2014 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission.

The Company is reaffirming its annual revenue growth, earnings per share and free cash flow guidance. The Company’s guidance is based on an assumption that the global economy and foreign exchange markets in 2015 will not change significantly. This guidance excludes any unusual items that may occur or additional portfolio or restructuring actions, not specifically identified, as the Company implements plans to further streamline its operations and reduce costs.

Based on the above, the Company still expects in 2015:

  Revenue, on a constant currency basis, to be in the range of flat to 3 percent growth when compared to 2014.
    As noted when the Company provided guidance on February 2, 2015, currency exchange rates could reduce reported revenue versus constant currency revenue by more than 3 percentage points on an annual basis.
  Earnings per diluted share from continuing operations in the range of $1.85 to $2.00.
    This guidance includes incremental investment of $0.07 to $0.09 per share related to the implementation of a new ERP system and $0.08 to $0.09 per share related to expanded marketing programs, including the new brand. These incremental investments are now expected to be highest in the second and third quarters versus the prior year.
    The Company also still expects an annual tax rate in the range of 31 to 34 percent.
  Free cash flow in the range of $475 million to $550 million.

Conference Call and Webcast

Management of Pitney Bowes will discuss the Company’s results in a broadcast over the Internet today at 8:00 a.m. ET. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the Company’s web site at www.pb.com.

About Pitney Bowes

Pitney Bowes (NYSE: PBI) is a global technology company offering innovative products and solutions that enable commerce in the areas of customer information management, location intelligence, customer engagement, shipping and mailing, and global ecommerce. More than 1.5 million clients in approximately 100 countries around the world rely on products, solutions and services from Pitney Bowes. For additional information, visit Pitney Bowes at www.pitneybowes.com.

The Company's financial results are reported in accordance with generally accepted accounting principles (GAAP). The Company uses measures such as adjusted earnings before interest and taxes (EBIT), adjusted earnings per share, adjusted income from continuing operations and free cash flow to exclude the impact of special items like restructuring charges, tax adjustments, and goodwill and asset write-downs, because, while these are actual Company expenses, they can mask underlying trends associated with its business. Such items are often inconsistent in amount and frequency and as such, the adjustments allow an investor greater insight into the current underlying operating trends of the business.

The use of free cash flow provides investors insight into the amount of cash that management could have available for other discretionary uses. It adjusts GAAP cash from operations for capital expenditures, as well as special items like cash used for restructuring charges, unusual tax settlements or payments and contributions to its pension funds. Management uses segment EBIT to measure profitability and performance at the segment level. EBIT is determined by deducting from revenue the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, general corporate expenses not allocated to a particular business segment, restructuring charges and goodwill and asset impairments, which are recognized on a consolidated basis. In addition, revenue growth is presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the period.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the Company's web site www.pb.com/investorrelations.

This document contains “forward-looking statements” about the Company’s expected or potential future business and financial performance. Forward-looking statements include, but are not limited to, statements about its future revenue and earnings guidance and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: mail volumes; the uncertain economic environment; timely development, market acceptance and regulatory approvals, if needed, of new products; fluctuations in customer demand; changes in postal regulations; interrupted use of key information systems; management of outsourcing arrangements; the implementation of a new enterprise resource planning system; changes in business portfolio; the success of our investment in rebranding the Company; the risk of customer concentration in our Digital Commerce Solutions segment; foreign currency exchange rates; changes in our credit ratings; management of credit risk; changes in interest rates; the financial health of national posts; and other factors beyond its control as more fully outlined in the Company's 2014 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three months ended March 31, 2015 and 2014, and consolidated balance sheets at March 31, 2015 and December 31, 2014 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except share and per share data)
	Three months ended March 31,
	2015	2014
Revenue:
Equipment sales	$165,964	$189,056
Supplies	73,368	79,517
Software	86,357	91,555
Rentals	113,997	123,579
Financing	105,630	110,050
Support services	139,558	158,252
Business services	205,807	185,488

Total revenue	890,681	937,497

Costs and expenses:
Cost of equipment sales	75,013	82,534
Cost of supplies	22,659	24,154
Cost of software	29,864	30,164
Cost of rentals	20,701	25,444
Financing interest expense	18,770	19,653
Cost of support services	83,599	98,981
Cost of business services	139,919	128,936
Selling, general and administrative	314,529	351,375
Research and development	26,048	26,192
Restructuring charges, net	(81)	9,841
Interest expense, net	24,064	24,064
Other expense	-	61,657

Total costs and expenses	755,085	882,995

Income from continuing operations before income taxes	135,596	54,502

Provision for income taxes	50,547	8,036

Income from continuing operations	85,049	46,466

Income from discontinued operations, net of tax	157	2,801

Net income before attribution of noncontrolling interests	85,206	49,267

Less: Preferred stock dividends of subsidiaries attributable to noncontrolling interests	4,594	4,594

Net income - Pitney Bowes Inc.	$80,612	$44,673

Amounts attributable to common stockholders:
Income from continuing operations	$80,455	$41,872
Income from discontinued operations	157	2,801

Net income - Pitney Bowes Inc.	$80,612	$44,673

Basic earnings per share attributable to common stockholders (1):
Continuing operations	0.40	0.21
Discontinued operations	-	0.01

Net income - Pitney Bowes Inc.	$0.40	$0.22

Diluted earnings per share attributable to common stockholders (1):
Continuing operations	0.40	0.21
Discontinued operations	-	0.01

Net income - Pitney Bowes Inc.	$0.40	$0.22

Weighted-average shares used in diluted EPS	202,679,433	203,885,840

(1) The sum of the earnings per share amounts may not equal the totals above due to rounding.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited in thousands, except per share data)

	March 31,	December 31,
Assets	2015	2014
Current assets:
Cash and cash equivalents	$871,687	$1,079,145
Short-term investments	41,741	32,121

Accounts receivable, gross	389,744	424,479
Allowance for doubtful accounts receivable	(10,166)	(10,742)
Accounts receivable, net	379,578	413,737

Short-term finance receivables	979,495	1,019,412
Allowance for credit losses	(17,422)	(19,108)
Short-term finance receivables, net	962,073	1,000,304

Inventories	95,029	84,827
Current income taxes	36,743	40,542
Other current assets and prepayments	67,881	57,173
Assets held for sale	43,750	52,271

Total current assets	2,498,482	2,760,120

Property, plant and equipment, net	288,680	285,091
Rental property and equipment, net	193,369	200,380

Long-term finance receivables	782,702	828,723
Allowance for credit losses	(7,479)	(9,002)
Long-term finance receivables, net	775,223	819,721

Goodwill	1,635,171	1,672,721
Intangible assets, net	72,172	82,173
Non-current income taxes	85,259	96,377
Other assets	561,087	569,110

Total assets	$6,109,443	$6,485,693

Liabilities, noncontrolling interests and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,354,876	$1,558,731
Current income taxes	102,347	90,167
Current portion of long-term obligations	520,914	324,879
Advance billings	409,381	386,846

Total current liabilities	2,387,518	2,360,623

Deferred taxes on income	66,775	64,839
Tax uncertainties and other income tax liabilities	88,381	86,127
Long-term debt	2,554,317	2,927,127
Other non-current liabilities	661,147	673,348

Total liabilities	5,758,138	6,112,064

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	296,370	296,370

Stockholders' equity:
Cumulative preferred stock, $50 par value, 4% convertible	1	1
Cumulative preference stock, no par value, $2.12 convertible	543	548
Common stock, $1 par value	323,338	323,338
Additional paid-in-capital	152,869	178,852
Retained earnings	4,940,505	4,897,708
Accumulated other comprehensive loss	(908,647)	(846,156)
Treasury stock, at cost	(4,453,674)	(4,477,032)

Total Pitney Bowes Inc. stockholders' equity	54,935	77,259

Total liabilities, noncontrolling interests and stockholders' equity	$6,109,443	$6,485,693

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
March 31, 2015
(Unaudited)

(Dollars in thousands)	Three Months Ended March 31,
			%
	2015	2014	Change
Revenue

North America Mailing	$361,874	$381,027	(5%)
International Mailing	116,173	153,268	(24%)
Small & Medium Business Solutions	478,047	534,295	(11%)

Production Mail	99,503	105,216	(5%)
Presort Services	121,531	116,491	4%
Enterprise Business Solutions	221,034	221,707	-

Digital Commerce Solutions	191,600	181,495	6%

Total revenue	$890,681	$937,497	(5%)

EBIT (1)

North America Mailing	$163,665	$160,338	2%
International Mailing	11,724	24,819	(53%)
Small & Medium Business Solutions	175,389	185,157	(5%)

Production Mail	9,032	7,737	17%
Presort Services	27,494	23,896	15%
Enterprise Business Solutions	36,526	31,633	15%

Digital Commerce Solutions	15,895	9,531	67%

Total EBIT	$227,810	$226,321	1%

Unallocated amounts:
Interest, net (2)	(42,834)	(43,717)
Corporate and other expenses	(49,461)	(56,604)
Restructuring charges, net	81	(9,841)
Other expense, net	-	(61,657)

Income from continuing operations before income taxes	$135,596	$54,502

(1) Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges, net.
(2) Interest, net includes financing interest expense, other interest expense and interest income.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014

GAAP income from continuing operations after income taxes, as reported	$80,455	$41,872
Restructuring charges, net	(53)	6,681
Extinguishment of debt	-	37,833
Income from continuing operations after income taxes, as adjusted	$80,402	$86,386

GAAP diluted earnings per share from continuing operations, as reported	$0.40	$0.21
Restructuring charges, net	-	0.03
Extinguishment of debt	-	0.19
Diluted earnings per share from continuing operations, as adjusted	$0.40	$0.42

GAAP net cash provided by operating activities, as reported	$103,887	$105,616
Capital expenditures	(43,908)	(30,143)
Restructuring payments	21,874	18,937
Payments related to investment divestiture	23,160	-
Reserve account deposits	(20,077)	(15,159)
Extinguishment of debt	-	58,357

Free cash flow, as adjusted	$84,936	$137,608

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014

GAAP income from continuing operations after income taxes, as reported	$80,455	$41,872
Restructuring charges, net	(53)	6,681
Extinguishment of debt	-	37,833
Income from continuing operations after income taxes, as adjusted	80,402	86,386
Provision for income taxes, as adjusted	50,519	35,020
Preferred stock dividends of subsidiaries attributable to noncontrolling interests	4,594	4,594
Income from continuing operations before income taxes, as adjusted	135,515	126,000
Interest, net	42,834	43,717
Adjusted EBIT	178,349	169,717
Depreciation and amortization	42,496	43,741
Adjusted EBITDA	$220,845	$213,458

CONTACT:
Pitney Bowes Inc.
Editorial
Bill Hughes, 203-351-6785
Chief Communications Officer
or
Financial
Charles F. McBride, 203-351-6349
VP, Investor Relations